Exhibit 4.1

Execution Version

THIRD SUPPLEMENTAL INDENTURE

Dated as of October 1, 2013

to

INDENTURE

Dated as of October 20, 2009

among

HERCULES OFFSHORE, INC.

as Issuer,

The GUARANTORS named therein

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee

10.50% Senior Secured Notes due 2017

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 1, 2013, by and among Hercules Offshore, Inc., a Delaware corporation (the “Issuer”), the Guarantors signatory hereto (the “Guarantors”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

RECITALS

WHEREAS the Issuer has heretofore executed and delivered to the Trustee an Indenture (as such may be amended from time to time, the “Indenture”), dated as of October 20, 2009, providing for the issuance of its 10.50% Senior Secured Notes due 2017 (the “Notes”);

WHEREAS, on or about October 20, 2009, the Issuer issued $300,000,000 aggregate principal amount of Notes, all of which Notes are currently outstanding;

WHEREAS, Section 8.02 of the Indenture provides that, with the consent of Holders representing at least a majority in principal amount of the outstanding Notes, the Issuer, the Guarantors and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the Indenture or the Notes (subject to certain exceptions);

WHEREAS, Section 8.02 of the Indenture provides that, with the consent of Holders representing at least two-thirds in principal amount of the outstanding Notes, the Issuer, the Guarantors and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the provisions of the Indenture or the Notes related to the Collateral or the Security Documents or the application of trust proceeds of the Collateral that would release all or substantially all of the Collateral from the Liens of the Security Documents (except as permitted by the terms of the Indenture, the Security Documents and the Intercreditor Agreement) or change or alter the priority of the security interests in the Collateral;

WHEREAS, the Issuer desires and has requested the Trustee to join with it and the Guarantors in entering into this Supplemental Indenture for the purpose of amending the Indenture and the Notes in certain respects as permitted by Section 8.02 of the Indenture;

WHEREAS, the Issuer has solicited consents to this Supplemental Indenture upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated September 17, 2013 and the related consent and letter of transmittal (which together, including any amendments, modifications or supplements thereto, constitute the “Tender Offer”);

WHEREAS, (1) the Issuer has received the consent of the Holders of at least a majority in principal amount of the outstanding Notes, all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (2) the Issuer has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 11.04 of the Indenture and (3) the Issuer and the Guarantors have satisfied all other conditions required under Article 8 of the Indenture to enable the Issuer, the Guarantors and the Trustee to enter into this Supplemental Indenture.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

AMENDMENTS TO INDENTURE AND NOTES

Section 1.1 Amendment.

(a)	Subject to Section 2.8 hereof, the Indenture is hereby amended by deleting in their entireties Sections 4.03, 4.05, 4.06, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.18, 4.19, 4.20, 6.01(c), 6.01(e), 6.01(f), 6.01(g), 6.01(h) and 6.01(i) and Article 5 and Article 12 of the Indenture.

(b)	Effective as of the date hereof, none of the Issuer, the Guarantors, the Trustee or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such Sections or Article and such Sections or Article shall not be considered in determining whether an Event of Default has occurred or whether the Issuer has observed, performed or complied with the provisions of the Indenture.

Section 1.2 Amendments of Definitions and Notes. Subject to Section 2.8 hereof, the Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references would be eliminated as a result of the amendments of the Indenture pursuant to Section 1.1 hereof, and the Notes are hereby deemed to be amended to delete all provisions inconsistent with the Indenture that is effected by such amendments.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1 Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

Section 2.2 Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control.

Section 2.3 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 2.4 Successors. All agreements of the Company and the Guarantors in this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 2.5 Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Supplemental Indenture via telecopy or other form of electronic transmission.

Section 2.6 Severability. In case any one or more of the provisions in this Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 2.7 Trustee Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Guarantor, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 2.8 Effectiveness. The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture related to Sections 4.03, 4.05, 4.06, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.18, 4.19, 4.20, 6.01(c), 6.01(e), 6.01(f), 6.01(g), 6.01(h) and 6.01(i) and Article 5 of the Indenture shall become operative only upon the purchase by the Company of at least a majority in principal amount of the outstanding Notes pursuant to the Tender Offer and the provisions of this Supplemental Indenture related to Article 12 of the Indenture shall become operative only upon the purchase by the Company of at least two-thirds in principal amount of the outstanding Notes pursuant to the Tender Offer, with the result that the relevant amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such purchase applicable thereto shall not occur. The Company shall notify the Trustee promptly after the occurrence of either such purchase or promptly after the Company shall determine that neither such purchase will occur.

Section 2.9 Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes operative in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Company, with a notation as follows:

“Effective as of October 1, 2013, the Company has amended the Indenture, as provided in the Third Supplemental Indenture, dated as of October 1, 2013. Reference is hereby made to said Third Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

Section 2.10 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

HERCULES OFFSHORE, INC.

By:	/s/ Stephen M. Butz
Name:	Stephen M. Butz
Title:	Executive Vice President and Chief Financial Officer

CLIFFS DRILLING COMPANY
CLIFFS DRILLING TRINIDAD L.L.C.
FDT LLC
FDT HOLDINGS LLC
HERCULES DRILLING COMPANY, LLC
THE OFFSHORE DRILLING COMPANY
THE ONSHORE DRILLING COMPANY
TODCO AMERICAS INC.
TODCO INTERNATIONAL INC.
HERCULES OFFSHORE LIFTBOAT COMPANY LLC
HERCULES LIFTBOAT COMPANY, LLC
HERCULES OFFSHORE SERVICES LLC
HERO HOLDINGS, INC.
SD DRILLING LLC, as Guarantors

By:	/s/ Stephen M. Butz
Name:	Stephen M. Butz
Title:	Vice President

Signature Page to Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Mauri J. Cowen
Name:	Mauri J. Cowen
Title:	Vice President